                                                                    EXHIBIT 11.1


                           HMT TECHNOLOGY CORPORATION

           STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (1)
                      (In thousands, except per share data)




                                                    QUARTER ENDED           SIX MONTHS ENDED
                                                    SEPTEMBER 30,            SEPTEMBER  30,
                                                 ---------------------      -----------------

                                                 1996             1995      1996         1995
                                                 ----             ----      ----         ----
Primary and Fully Diluted:                           (Unaudited)                (Unaudited)

Weighted average shares outstanding
  for the period.......................           40,399         29,656      40,182     29,656
Common equivalent shares pursuant to
Staff Accounting  Bulletin No. 83......               --          5,166          --      5,166
Dilutive options and warrants .........            3,806             --       3,928         --
                                                 -------        -------     -------    -------
Shares used in computing per share
  amounts..............................           44,205         34,822      44,110     34,822
                                                 =======        =======     =======    =======
Net income available for common
  stockholders.........................          $16,605        $12,320     $32,500    $14,887
                                                 =======        =======     =======    =======

Net income available for common
  stockholders per share...............          $  0.38        $  0.35     $  0.74    $  0.43
                                                 =======        =======     =======    =======



(1) Primary and fully diluted calculations are substantially the same